Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Codere Online Luxembourg, S.A. on Form F-1 of our report dated February 16, 2022, with respect to our audit of the financial statements of Codere Online U.S. orp. (f/k/a/ DD3 Acquisition Corp. II) as of September 30, 2021 and for the period from September 30, 2020 (inception) through September 30, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

February 23, 2022